                            SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 BayBanks, Inc.
             (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 1) Title of each class of securities to which transaction applies:


 2) Aggregate number of securities to which transaction applies:


 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


 4) Proposed maximum aggregate value of transaction:


 5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 1) Amount Previously Paid:


 2) Form, Schedule or Registration Statement No.:


 3) Filing Party:


 4) Date Filed:

                                 BAYBANKS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



     NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of BayBanks, Inc. will be held at the offices of BayBank Systems, Inc., One BayBank Technology Place, Waltham, Massachusetts, on Thursday, April 27, 1995, at 10:00 A.M.

     1. To elect four directors to hold office for a term of three years and until their respective successors are chosen and qualified.

     2. To transact such other businesss as may be in furtherance of or incidental to the foregoing.

     The business referred to above may be transacted at said meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 28, 1995, as the record date for determination of stockholders entitled to notice of and to vote at said meeting or any adjournement therof.

     You are requested to sign the enclosed proxy and mail it to us promptly in the enclosed self-addressed envelope, whether or not you plan to attend the meeting in person. The giving of such proxy will not affect your right to vote in person if you attend the meeting in person.


                                                 ILENE BEAL, Secretary and Clerk


Dated:  March 20, 1995

                                BAYBANKS, INC.
                              175 FEDERAL STREET
                         BOSTON, MASSACHUSETTS 02110

                             1995 ANNUAL MEETING

                               PROXY STATEMENT
                             DATED MARCH 20, 1995


    This proxy statement is furnished to the stockholders of BayBanks, Inc. (the "Corporation") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held April 27, 1995. The enclosed proxy is solicited by the Board of Directors of the Corporation.

    The principal business expected to be transacted at the meeting will be the election of four directors. This matter is more fully described below.

    A person giving the enclosed proxy has the power to revoke it at any time before it is exercised.

    The Corporation will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by officers and employees of the Corporation by personal interview, by telephone, or by telegraph, the cost of which will be nominal. The Corporation has retained Georgeson & Company, Inc. to assist in the solicitation of proxies for an estimated fee of $7,000, plus certain expenses.

                     VOTING SECURITIES AND VOTES REQUIRED
    Only holders of Common Stock of record at the close of business on February 28, 1995, will be entitled to vote at the meeting. As of that time, 19,002,445 shares of Common Stock were outstanding, each of which is entitled to one vote.

    A majority in interest of the Corporation's Common Stock outstanding and entitled to vote represented at a meeting in person or by proxy constitutes a quorum for the transaction of business. The affirmative vote of a majority of any quorum is sufficient to elect the nominees for director and to transact any other business at the meeting. In calculating the votes cast, broker non-votes would be treated as withholding authority to vote for the nominees for election as directors. (A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter, which the broker indicates on the proxy.)

                              BOARD OF DIRECTORS
    At the meeting, four directors are to be elected to serve for the ensuing three years and until their respective successors are chosen and qualified. Unless the enclosed proxy withholds authority to vote for one or more of the nominees or indicates a broker non-vote, the shares represented by such proxy will be voted for the election as directors of the nominees indicated in this proxy statement. If any nominee becomes unavailable for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxy.

    The following table contains certain information as to the nominees for election to the office of director of the Corporation and each other person whose term of office as a director will continue after the meeting, and includes the number of shares of Common Stock of the Corporation beneficially owned, directly or indirectly, by each of such persons as of February 16, 1995. The nominees for election to the office of director at the meeting are Messrs. Crozier, Gable, MacNeil, and Strehle and are indicated by an asterisk in the table that follows.

                                                                                                                       SHARES OF
                                                                                               FIRST                    COMMON
                                               PRINCIPAL OCCUPATION                           BECAME       PRESENT       STOCK
                                              AND OTHER DIRECTORSHIPS                       DIRECTOR OF     TERM      BENEFICIALLY
             NAME                           HELD IN PUBLIC CORPORATIONS              AGE    CORPORATION    EXPIRES      OWNED<F2>
- -------------------------------  -------------------------------------------------   ---    -----------    -------    ------------
John A. Cervieri Jr. <F3>        Chairman and President, Property Capital             64         1980         1996         4,683
                                 Associates, Inc. -- Real estate investment and
                                 consulting firm; Managing Trustee,
                                 Property Capital Trust, and Chairman of the Board
                                 and Chief Executive Officer, Americana Hotels and
                                 Realty Corporation

William M. Crozier, Jr.<F3><F1>  Chairman of the Board and President of              62         1974         1995       119,849
                                 the Corporation

Robert L. Gable<F1>              Chairman, President, and Chief Executive Officer,   64         1994         1995           461
                                 Unitrode Corporation -- Manufacturer of electronic
                                 components and subsystems

Samuel J. Gerson                 Chairman of the Board and Chief Executive Officer,  53         1990         1997         2,102
                                 Filene's Basement, Inc. --Retailer

Donald L. Isaacs                 Vice Chairman of the Board of the Corporation       47         1992         1996        41,531

Norman E. MacNeil<F1>            Chairman of the Board, Ark-Les Corporation --       68         1971         1995         6,163
                                 Manufacturer of switches and electrical components

Arlene A. McNamee                Executive Director, Catholic Social Services,       48         1990         1996         2,621
                                 Diocese of Fall River -- Social services agency

Thomas R. Piper <F3>             Senior Associate Dean and Industrial Bank of Japan  57         1979         1997         6,133
                                 Professor of Business Administration, Harvard
                                 University Graduate School of Business
                                 Administration-- Educational institution

Richard F. Pollard               Vice Chairman of the Board of the Corporation       62         1983         1997        64,156

Glenn P. Strehle <F3><F1>        Vice President for Finance and Treasurer,           58         1979         1995         4,083
                                 Massachusetts Institute of Technology --
                                 Educational institution; Director, SofTech, Inc.,
                                 and Trustee, Property Capital Trust

Joseph H. Torras                 President and Chairman of the Board, Preco          70         1990         1997        52,002
                                 Corporation -- Manufacturer of pulp , paper, and
                                 specialty products

Directors and Executive                                                                                                 431,940
  Officers as a Group                                                                                                     (2.3%)

<F1>Nominee for election as director.

<F2>Does not include a total of  27,946 shares of the Corporation's Common Stock that are held by members of the immediate families of two directors and two officers, who disclaim beneficial ownership of such shares. Includes the following shares subject to options exercisable as of February 16, 1995, or within 60 days thereafter: Mr. Crozier 67,332, Mr. Isaacs 8,889, Mr. Pollard 18,000, and all executive officers and directors as a group 138,553; as well as the following shares of Restricted Stock as to which the holders have voting power but will not have investment power until the restrictions lapse: Mr. Crozier 2,000, Mr. Isaacs 6,800, Mr. Pollard 800, and all executive officers and directors as a group 33,760. The group total also includes 40,454 shares beneficially owned by Michael W. Vasily, Executive Vice President, of which 18,333 shares are subject to options exercisable as of February 16, 1995, or within 60 days thereafter, and 5,300 shares are Restricted Stock. It also includes 9,203 shares beneficially owned by John
    J. Arena, former Vice Chairman of the Corporation, as of December 31, 1994, the date of his resignation, and 155 shares allocated to Mr. Arena under the Corporation's Employee Stock Ownership Plan as of January 31, 1995. None of the persons listed beneficially owns more than 1% of the outstanding Common Stock.

<F3> Member of the Executive Committee.

    The preceding table shows the present principal occupation of the directors listed, each of whom has had the same principal occupation for the past five years except for Mr. Gable and Ms. McNamee. Mr. Gable, who currently is Chairman and President of Unitrode Corporation, was a director and consultant to various corporations from 1988 to 1990 before joining Unitrode. Further information regarding his occupation follows in the biography below. Ms. McNamee, who is Executive Director, Catholic Social Services, Diocese of Fall River, also is President of Richards and Davis, Inc., a wholesale distributor of lumber, where she has been active in management since 1988 and which position was her principal occupation from that time until early 1993, when she joined the Massachusetts Society for the Prevention of Cruelty to Children as Southeast Regional Administrator. In 1994, Ms. McNamee left the MSPCC to accept her current position.

NOMINEES FOR ELECTION
    WILLIAM M. CROZIER, JR. -- Mr. Crozier has been a director of the Corporation since 1974, when he became Chairman of the Board and Chief Executive Officer. Prior to that he served in various management capacities with the Corporation beginning in 1963. Mr. Crozier is a graduate of Yale University and Harvard Business School and served in the United States Army. He is a director of Jobs for Massachusetts, a trustee of the Boston Symphony Orchestra, and an overseer of the Museum of Fine Arts, Boston.

    ROBERT L. GABLE -- Mr. Gable was elected a director of the Corporation by the Board of Directors in 1994. He is Chairman, President, and Chief Executive Officer of Unitrode Corporation, a high technology company headquartered in Billerica, Massachusetts, with which he has been employed since 1990. Mr. Gable is a certified public accountant with bachelor's and master's degrees from the University of Maryland. After serving as a Lieutenant Commander in the United States Navy, Mr. Gable began his business career in 1956 at Craig Systems Corporation of Lawrence, Massachusetts, where he held successive financial positions prior to his election as President and Chairman of the Board. Upon the acquisition of that company by Kidde, Inc. in 1966, Mr. Gable became Group Executive and Vice President of Kidde, where he remained until 1985, when he became President and Chief Executive Officer of Computervision Corporation, another Massachusetts high technology company. Mr. Gable has long been active in community and cultural affairs. His current activities include serving as a trustee of the Lahey Clinic, an overseer of the Museum of Fine Arts, a trustee of Outward Bound USA, and director of the Lawrence Boys Club.

    NORMAN E. MACNEIL -- Mr. MacNeil has been a director of the Corporation since 1971. He is Chairman of the Board and a director of Ark-Les Corporation of Watertown, Massachusetts, with which he has been affiliated since 1949, serving as President from 1962 to 1982 and as Chairman of the Board since 1982. Mr. MacNeil received his education at Tufts University and served in the United States Air Force. He is an honorary trustee and past president of the Lawrence Academy, Groton, Chairman of the Board of Trustees of St. Elizabeth's Hospital, a trustee of the Newton Cemetery, and an incorporator and director of Caritas Christi, a hospital management corporation. He also is a director of Tailored Risk Assurance Company, Ltd.

    GLENN P. STREHLE -- Mr. Strehle has been a director of the Corporation since 1979. He has been Treasurer of the Massachusetts Institute of Technology since 1975, and in 1986 he also was named Vice President. In 1994 he became Vice President for Finance and Treasurer. Prior to 1975 Mr. Strehle was affiliated for thirteen years with Colonial Management Associates, Inc., Boston, a registered investment adviser, where he first served as a securities analyst and later became a Vice President and director. He holds both bachelor's and master's degrees from the Massachusetts Institute of Technology and certification as a Chartered Financial Analyst. Mr. Strehle is a director of Liberty Mutual Insurance Companies and of SofTech, Inc. He also serves as a trustee of Property Capital Trust. He is a member and past President of the Boston Security Analysts Society, a member of the Association of Investment
Management  and  Research,  and a member  and  former  President  of the  Boston
Economic Club. In addition, he is an Incorporator of Brigham and Women's Hospital. Mr. Strehle formerly was chairman and trustee of The Common Fund.

    Committees of the Board. The Audit Committee is composed of Mr. Gable, Mr. Gerson, Ms. McNamee, and Mr. Piper. The Audit Committee's primary functions are to make annual recommendations to the Board of Directors as to the designation of independent auditors for the Corporation, to meet with the auditors to review the scope of the audit, to review the internal audit and loan review programs of the Corporation and its subsidiaries, and to review reports on those activities. In addition, the Audit Committee reviews reports of regulatory examinations and internal reports on credit quality. The Committee reports to the Board of Directors on all such matters. In performing its functions, the Audit Committee held four meetings in 1994. The Corporate Compensation Committee, the members of which also comprise the Stock Option Committee, is composed of Messrs. Cervieri, Strehle, and Torras. Its function is to consider and recommend action to the Board of Directors on compensation matters. The Corporate Compensation Committee administers the Corporation's Incentive Compensation Plan and Restricted Stock Plan, and, acting as the Stock Option Committee, the Stock Option Plan. In addition, it administers the Corporation's Supplemental Executive Retirement Plan and Severance Benefits Plan. In performing their functions in 1994, the Corporate Compensation Committee held six meetings and the Stock Option Committee held two meetings. The entire Board of Directors functions as a nominating committee and considers nominations submitted to the Chairman of the Board and President. The Board of Directors held thirteen meetings in 1994, and each of the directors attended 75% or more of the total of all Board and Committee meetings that he or she was eligible to attend, except Mr. Gable, who attended 67% of such meetings.

    Compensation of Directors. Directors are paid a fee of $1,000 for each full meeting of the Board or a Committee of the Board they attend and an annual retainer of $15,000. Each director in office immediately after the Annual Meeting of Stockholders of the Corporation receives the annual retainer in the form of shares of the Corporation's Common Stock. For tax purposes, directors may elect to defer all or part of their cash compensation and to receive their retainer shares subject to restrictions on transfer that permit deferral of the realization of income on the value received. Officers of the Corporation who are directors do not receive additional compensation for their service as directors.

    Compensation Committee Interlocks and Insider Participation. Certain of the Corporation's executive officers and directors are at present, as in the past, customers of its subsidiary banks and have transactions with such banks in the ordinary course of business. In addition, certain of the directors, including members of the Corporate Compensation Committee, are at present, as in the past, also directors or officers of corporations or members of partnerships that are customers of the Corporation's subsidiary banks and that have transactions with such banks in the ordinary course of business. Such transactions with executive officers and directors of the Corporation and with such corporations and partnerships were at rates and charges comparable to those charged to other customers of the subsidiary banks. Loans to executive officers and directors and persons and entities related to them were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers and did not involve more than normal risk of collectibility or present other features unfavorable to the lending bank.

                            EXECUTIVE COMPENSATION
    Summary Compensation Table. The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Corporation and its subsidiaries for each of the last three fiscal years to, or for, the five executive officers of the Corporation who received the highest compensation for 1994 as measured by their cash compensation and bonus.







                                                                               LONG TERM COMPENSATION
                                                      ANNUAL COMPENSATION                AWARDS
                                                 -------------------------------------------------------------
                                                                             RESTRICTED      SECURITIES
                                                                               STOCK         UNDERLYING         ALL OTHER
                                                   SALARY<F2>   BONUS<F3>     AWARDS<F4>      OPTIONS         COMPENSATION<F5>
      NAME AND PRINCIPAL POSITION         YEAR        ($)         ($)           ($)             (#)                ($)
      ---------------------------          ---       -----       -----         -----           ----              -------
William M. Crozier,Jr.                    1994     $530,000    $333,017             --             --            $44,552
  Chairman of the Board,                  1993      461,250     249,844             --         50,000             29,696
  President and Director                  1992      410,250     102,570       $634,500         50,000              7,856

Richard F. Pollard                        1994      310,000     149,833             --             --             24,351
  Vice Chairman of the                    1993      297,500      99,167             --             --             17,362
  Board and Director                      1992      287,125      64,610        235,000             --              7,856

Donald L. Isaacs                          1994      290,000     140,167             --             --             22,632
  Vice Chairman of the                    1993      262,500     109,375             --         25,000             13,778
  Board and Director                      1992      236,250      59,060        235,000         25,000              7,856

John J. Arena                             1994      240,625     108,281             --             --             18,841
  Former Vice Chairman of                 1993      268,750     111,979             --             --             20,404
  the Board and Director <F1>             1992      187,500      46,880             --         50,000                 --

Michael W. Vasily                         1994      215,000      72,742             --             --             16,970
  Executive Vice President                1993      183,750      53,594             --             --              9,551
  and Chief Financial Officer             1992      161,250      24,190        176,250         10,000              5,535




<F1> The salary and incentive  compensation  shown in the table for 1992 are for the nine-month period beginning April 1, 1992, when Mr. Arena became employed by the Corporation as an executive officer.

<F2> Includes  amounts  deferred  pursuant  to  Section  401(k) of the  Internal
     Revenue Code.

<F3> Incentive compensation based on performance for the years shown.

<F4> Restricted Stock granted for the year shown,  expressed as the dollar value of the shares granted at the closing price on the date of grant. The grants to Mr. Crozier and Mr. Pollard vest over a period of three years in equal parts. The grants to Mr. Isaacs and Mr. Vasily vest over a period of five years; restrictions will lapse on 7% of the shares granted on the first anniversary of the date of grant and on 13%, 20%, 27%, and 33% of the shares, respectively, on each of the next four anniversaries of the date of grant. Dividends on Restricted Stock are paid at the same time and in the same amounts as dividends on stock not subject to restriction. At year end 1994, the number and aggregate value of Restricted Stock holdings of each of the executive officers listed in the table were as follows, as calculated using the year-end closing price of the Corporation's Common Stock, which was $52.75: Mr. Crozier 11,000 shares, $580,250; Mr. Pollard 4,140 shares, $218,385; Mr. Isaacs 8,800 shares, $464,200; and Mr. Vasily
     6,800 shares, $358,700.

<F5> Consists  of the  dollar  value of stock and cash  payments  made under the
     Corporation's Employee Stock Ownership Plan ("ESOP") and Profit Sharing Plan and related Excess Benefit Plans for the years shown. Amounts included for 1993 cover the ESOP and the Excess Benefit Plan payments for 1993, as well as the Excess Benefit Plan payments for 1992 and 1991, which were paid in 1993. In the case of Mr. Arena, the amount shown for 1993 represents cash payments made pursuant to the terms of his employment offer, which provided that until he became eligible to participate in the Corporation's Profit Sharing Plan and ESOP in the second quarter of 1994 he would receive an annual cash payment equal to the value of the amounts he would have received were he then a participant in those plans. Included for 1993 are both the payment to Mr. Arena for 1993 and the payment made to him in 1993 for 1992. Included for 1994 is the payment to Mr. Arena for the first quarter of the year, following which he became a participant in the Plans.


    Stock Option Grants in Last Fiscal Year. No stock options were granted during 1994 to the executive officers named in the Summary Compensation Table.

    Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option Values. The following table provides information regarding the aggregate number of shares of Common Stock of the Corporation received upon exercise of options during the last fiscal year, the aggregate dollar value realized upon exercise, and the total number of unexercised stock options held as of the end of 1994 by the executive officers named in the Summary Compensation Table.


                                                                   NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                                        UNDERLYING                         IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS                      OPTIONS AT
                             SHARES                              AT DECEMBER 31, 1994 (#)           DECEMBER 31, 1994 <F1> ($)
                           ACQUIRED ON          VALUE        --------------------------------  ------------------------------------
      NAME                EXERCISE (#)        REALIZED        EXERCISABLE     UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
- ---------------               ----              -----             ----            -----              ----               -----
William M. Crozier, Jr.       8,000           $313,086           47,889           86,111           $842,140           $992,359

Richard F. Pollard           12,500            389,687           18,000             --              301,500              --

Donald L. Isaacs             19,500            439,500            6,889           43,111            115,390            497,109

John J. Arena                16,666            454,148             --             33,334              --               625,012

Michael W. Vasily             6,000            216,750           17,889            7,111            329,640            119,109


<F1> Based on the  difference  between the closing  price of the Common  Stock on
    December 31, 1994, which was $52.75, and the option exercise price for each underlying grant.

    Pension Plan Table. Executive officers of the Corporation participate in the Corporation's Retirement Plan and, if designated by the Corporate Compensation Committee, in the Corporation's supplemental executive retirement plan ("SERP"). The following table shows the estimated annual lifetime retirement benefits payable from both plans to the executive officers named in the Summary Compensation Table, beginning at age 65.



    AVERAGE                                          YEARS OF SERVICE
    ANNUAL                                    -------------------------------
  COMPENSATION                                  15         20        25-35
  ------------                                  --         --        -----
   $200,000    ............................  $ 60,000   $ 80,000   $100,000
    300,000    ............................    90,000    120,000    150,000
    400,000    ............................   120,000    160,000    200,000
    500,000    ............................   150,000    200,000    250,000
    600,000    ............................   180,000    240,000    300,000
    700,000    ............................   210,000    280,000    350,000
    800,000    ............................   240,000    320,000    400,000
    900,000    ............................   270,000    360,000    450,000

    The amounts in the table have been calculated under the Retirement Plan and SERP benefit formulas using the years of service and average annual compensation levels specified in the table without taking into account any offsets for Social Security benefits or benefit limitations under the Internal Revenue Code. Compensation taken into account for the named executive officers by the Retirement Plan and SERP benefit formulas is the same as the amounts shown as salary and bonus in the Annual Compensation portion of the Summary Compensation Table. Average annual compensation is determined using the three consecutive years in the ten years preceding retirement or earlier termination of service in which compensation is the highest. Years of service credited as of year-end 1994 for the named executive officers are as follows: Mr. Arena (2 years, 9 months), Mr. Crozier (31 years), Mr. Isaacs (20 years), Mr. Pollard (18 years), and Mr. Vasily (15 years).

    Severance Arrangements. The Corporation has a severance benefits plan that provides severance benefits to certain employees of the Corporation and its subsidiaries in connection with a change in control of the Corporation. Benefits are payable in the event of termination of employment without cause or voluntary termination following certain events (such as a specified reduction in salary or benefits) occurring within two years after a change in control of the Corporation. Under the plan, the executive officers named in the Summary Compensation Table would receive for each year of service a severance payment of eight weeks' salary and pro rata incentive compensation, covering up to a maximum of 156 weeks. They also would receive medical, life, and other insurance coverages for the number of weeks used to compute severance pay, as well as outplacement assistance valued at not less than 15% of annual salary.

    Under the terms of the Retirement Plan and SERP, the formulas currently used to determine benefits would be modified in the event of a change in control of the Corporation. A feature of the formulas provides smaller benefits to terminating employees who are not yet eligible for retirement as compared to employees with the same compensation and length of service who are eligible for retirement. Since a participant's ability to continue as an employee until retirement age could be affected by a change in control, this feature of the benefit formulas would be deleted from such plans if a change in control occurs. Also, in the event of a change in control, the number of weeks used to compute severance pay under the severance benefits plan will be added to the age and service of SERP participants when their SERP benefits are calculated.

    Vesting of restricted stock and stock options would be accelerated upon a change in control. Also, protections have been implemented to ensure, to the extent possible, that employees and directors receive the value of compensation or benefits earned but not received before a change in control.

              CORPORATE COMPENSATION COMMITTEE AND STOCK OPTION
              COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION
    Securities and Exchange Commission regulations require the compensation committee of the board of directors of a publicly-traded company to publish in each proxy statement involving the election of directors a report addressing certain aspects of executive officer compensation for the last completed fiscal year. The following report is provided in accordance with those regulations.*

*The Securities and Exchange Commission has requested that the report of the Corporate Compensation Committee address any policy the Corporation may have adopted with respect to a provision of the Internal Revenue Code limiting the income tax deductions of public companies for certain compensation in excess of $1 million paid to any of the executive officers named in the proxy statement compensation tables. No such officer of the Corporation received applicable compensation at that level in 1994. At such time as it becomes likely that applicable compensation for a covered executive will exceed the deductibility limit, the Committee will consider adoption of a policy in this regard.

    The compensation of the Corporation's executive officers reported for 1994 was paid or awarded pursuant to plans and arrangements that collectively are intended to attract, retain, and motivate employees of outstanding ability, control costs, link changes in compensation to individual and corporate performance, and align the interests of management with the interests of the Corporation's stockholders.

    The Corporate Compensation Committee reviews executive officer salaries each year and recommends to the Board of Directors appropriate adjustments based on the Corporation's salary budget for the year, competitive salary levels, changes in job responsibilities, and the performance of each executive.

    To determine competitive salary levels the Corporation participates in external compensation studies, subscribes to professional surveys with respect to salary movements by region and industry, and engages compensation consultants to provide information and advice on its compensation programs and cash compensation levels for specific positions. In addition, the Corporate Compensation Committee engages independently an outside compensation consulting firm to provide it with research data and analysis regarding the competitiveness of the salaries and incentive compensation opportunity for the executives of the Corporation named in the proxy statement Compensation Table. For this purpose the consulting firm reviews the compensation of executives of selected regional bank holding companies throughout the United States. Such companies are selected for comparative purposes based on either a New England regional presence or comparable asset size and business characteristics. Companies in the compensation reference group that are located outside of New England tend to range in size from approximately $7 to $25 billion and have significant retail banking operations. There is some overlap between the companies included in the compensation reference group and the companies comprising the published industry index in the stock performance graph that follows this report. However, the majority of the companies comprising the Dow Jones Eastern Regional Banks Index are considerably larger than those in the compensation reference group or have substantially different business characteristics (i.e., product/service mix) and therefore have not been considered appropriate bases of comparison for compensation study purposes.

    In 1994, in determining a recommended salary adjustment for Mr. Crozier for that year, the Committee considered both the report of its compensation consultant and the strength of improvements in the Corporation's financial performance as reported to stockholders in the 1993 Annual Report. Noteworthy with respect to financial performance were both the level and composition of earnings, which reflected sharply lower loan loss provisions. Of particular significance to stockholders was the reinstatement of the dividend (which by early 1994 had risen to a quarterly rate of $.35 share). Also significant was the return of relationships with regulatory bodies to normal status and the steady improvement in the Corporation's standing with credit rating agencies. The Committee reviewed its consultant's report on the competitiveness of the chief executive officer's salary in the context of such performance. The study indicated that while the prior year's adjustment to Mr. Crozier's salary had a positive effect on its competitive position, an equitable compensation target within a median range (25th to 75th percentile) for reference group companies had not as yet been attained. Based on the consultant's research data and analysis, the recommendation by the Committee for the 1994 salary adjustment for Mr. Crozier was intended to bring his cash compensation closer to the targeted range as measured by combined salary and incentive compensation opportunity.

    Executive officers of the Corporation (as well as other designated staff members) are eligible to receive incentive compensation up to specified percentages of their salaries under the Corporation's Incentive Compensation Plan. Participants and their award eligibility for each plan year are approved by the Corporate Compensation Committee, and, in the case of the executive officers named in the Compensation Table, by the Board. Participants are intended to be those individuals with positions in which job performance can significantly affect profits or the achievement of strategic objectives. The level of incentive compensation for which each participant is eligible is based on the scope of that individual's responsibility and accountability relative to other Plan participants. Awards under the Incentive Compensation Plan are based partly on the performance of the Corporation (the Corporate award) and partly on an evaluation of individual job performance. Corporate performance normally accounts for one third of the award opportunity. Under the Plan the Committee may recommend to the Board exceptions to this formula, but it has not done so.

    Determination of the portion of the Corporate award that will be paid for any year is made by the full Board following the end of that year on the basis of the Corporate Compensation Committee's review of data comparing the Corporation's performance with previously established internal budget targets and with the performance of other similar companies. For these purposes, budget targets and performance comparisons with other companies focus principally on net income, return on equity, and operating profit margins, but also may include other financial measures, such as return on assets, price/ earnings ratios, and market value/book value ratios. The reference group companies, which are reviewed annually by the Corporate Compensation Committee and the Board, are substantially the same as the reference group companies comprising the compensation study group. The overlap of these companies with the Dow Jones Eastern Regional Banks Index is described above. In early 1995 the Corporate Compensation Committee and the Board determined that 90% of the Corporate Award would be paid for 1994 because while earning results for the year exceeded budgetary targets, more time was needed to assure that the rates of return on equity achieved in the latter half of the year would be sustained.

    The portion of each incentive award that is determined specifically by an evaluation of individual performance is based principally on the extent to which individual performance goals for the year were achieved and, in the case of executive officers of the Corporation named in the Compensation Table, an evaluation by the Corporate Compensation Committee and the Board of the executive's job performance during the year. In determining awards for individual job performance by the named executives other than the chief executive officer, the Committee receives recommendations from the chief executive officer. Individual performance goals that are the primary bases of the award evaluations may be budgetary, strategic, organizational, operational, and administrative. Budgetary goals may include, as applicable, sales, revenues, profits, asset quality, and expense control. In addition, in accordance with the Plan, the Committee considers other factors, including, for example, the quality and effectiveness of an executive's response to significant developments affecting the Company or a line of business during the year (e.g., economic and competitive events). The Committee, which has discretion over selection of individual award determination factors, subject to Board review, does not necessarily weight performance factors in determining the individual portion of an award, except that the Plan provides that up to half of the individual portion of the award may be based on subjective considerations. The results of the Committee's Plan administration are reviewed by the Board of Directors.

    In determining the incentive compensation award for Mr. Crozier for 1994, the Committee and the Board considered principally the substantial increase in the Corporation's earnings for the year, which exceeded 14% of stockholders' equity and were well above budget. The Committee also noted that the careful management of the Company's securities portfolio, comprising investments of very high quality and relatively short maturity, minimized the potential adverse effect of declining bond prices during the year and facilitated an effective reallocation of assets to fund the strong growth in loans that occurred as the local economy recovered from the recession of the early 1990s. The Committee further observed that increases in operating expenses were modest while the organization continued to maintain or increase its market share of deposit accounts and loans in the region. Of note as well in the Committee's assessment of the year's performance were successful organizational changes made possible by the strength of the Company's senior and middle management.

    The Stock Option Plan and the Restricted Stock Plan are administered by the Stock Option and Corporate Compensation Committees, subject to review by the Board. These Plans provide longer term incentives intended to attract, motivate, and retain outstanding individuals as employees of the Corporation and its subsidiaries and to reward those who make substantial contributions to the success and welfare of the Corporation to the benefit of the Corporation's stockholders. They also are intended to align the future interests of the executives who receive grants under the Plans with the interests of stockholders and provide compensation that is directly related to enhancements in shareholder value. Benefits accrue over a number of years, depending on the terms of the grants: Stock Options become exercisable and restrictions on shares lapse during a vesting period, providing that the grantee remains in the employ of the Corporation or a subsidiary. During the vesting period Restricted Stock recipients are paid dividends on their restricted shares. As shown in the Compensation Table, no Stock Option grants or Restricted Stock awards were made in 1994 to any of the named executive officers.
                                                      Glenn P. Strehle, Chairman
                                                      John A. Cervieri Jr.
                                                      Joseph H. Torras

    Five Year Stock Performance Graph. The following graph shows the cumulative total stockholder return on the Corporation's Common Stock (stock price appreciation plus dividends) over the five-year period ended December 31, 1994, and compares this return with that of the S&P Composite - 500 Stock Index and the Dow Jones Eastern Bank Index.

                         CUMULATIVE TOTAL RETURN
          Based on reinvestment of $100 beginning December 31, 1989


                           DEC-89   DEC-90  DEC-91   DEC-92   DEC-93   DEC-94
BayBanks Inc.               $100     $45     $67      $143     $181     $194
S&P 500(R)                  $100     $97    $126      $136     $150     $152
Dow Jones Eastern Regional
Banks Index                 $100     $56    $103      $149     $156     $150




                          OWNERSHIP OF COMMON STOCK
    The following are the only known beneficial owners of more than 5% of the Corporation's Common Stock.

NAME AND ADDRESS                           AMOUNT AND NATURE          PERCENT
OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP       OF CLASS
- --------------------------                 --------------               ----
The Capital Group Companies, Inc.         1,536,000 shares (2)          8.1%
333 South Hope Street
San Francisco, CA 90071 (1)

Marine Midland Bank, N.A. and             1,287,486 shares (4)          6.8%
BayBank, Co-Trustees of the
BayBanks Savings, Profit Sharing and
Stock Ownership Plan (3)
250 Park Avenue
New York, New York 10177
- ----------

(1) The Capital Group Companies, Inc. has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership in investment accounts managed by several of its subsidiaries as of December 31, 1994, a copy of which has been sent to the Corporation. One of such subsidiaries, Capital Research and Management Company, which states that it is a registered investment adviser, also has filed a Schedule 13G in which it reported beneficial ownership of 985,600 of the shares shown (5.2% of the class) as of December 31, 1994.

(2) Sole investment power with respect to all of such shares and sole voting power with respect to 398,200 of such shares. Capital Research and Management Company reports sole investment power, and no voting power, with respect to 985,600 of such shares.

(3) BayBank, 7 New England Executive Park, Burlington, Massachusetts 01803, disclaims beneficial ownership of 551,526 of the shares shown (2.9% of the class). BayBank also is Trustee of the BayBanks Retirement Plan, in which capacity it has sole investment power with respect to the 405,000 shares of Common Stock held by that Plan (2.1% of the class). Under the Retirement Plan, BayBank votes such shares and in the event of a tender offer will tender them in the same proportions as participants in the ESOP portion of the Profit Sharing Plan vote or tender the shares of Common Stock allocated to their accounts. As trustee under other trusts established by its customers, BayBank shares voting and investment power over an additional 40,191 shares of Common Stock.

(4) Investment decisions with respect to the shares in the BayBanks, Inc. Common Stock Fund portion of the Plan are made by the participants in that fund. Marine Midland Bank, N.A., as Co-Trustee, votes all shares in the Common Stock Fund in accordance with the voting instructions received from participants in that fund and votes all shares of Common Stock in the ESOP portion of the Plan in accordance with the voting instructions received from participants to whom shares have been allocated. The Plan provides that in the event of a tender offer the Co-Trustee will tender allocated ESOP shares and shares in the Common Stock Fund as instructed by the respective participants and will tender unallocated ESOP shares in the same proportion as it tenders allocated ESOP shares.

                                 ACCOUNTANTS
    The firm of KPMG Peat Marwick LLP, independent public accountants, has audited the accounts of the Corporation for a number of years and will do so for 1995. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, to be available to respond to appropriate questions and to have the opportunity to make a statement if they so desire.

                        NOTICE OF AMENDMENT TO BY-LAWS

    On October 27, 1994, the Board of Directors amended the By-Laws of the Corporation to add provisions specifying the procedures required for stockholders  to nominate  directors  and propose  business to be  considered at meetings of the stockholders and modifying the procedures for calling, scheduling, and conducting annual and special meetings of stockholders. The By-Law amendments require stockholders to give advance notice of director nominations during a 30-day period that begins 90 days before the calendar date of the prior year's annual meeting and ends 60 days before that date. Other advance notice periods apply in specified circumstances if the date of the annual meeting is moved to a date that is earlier than the prior year's meeting date by 30 days or more or if the Board of Directors votes to increase the number of Directors on the Board and one or more of the seats added is subject to election at the Annual Meeting. Notice of any stockholder proposal of business to be considered at an annual meeting must be given not less than 120 days before the calendar date of the mailing of the Corporation's proxy statement for the previous year's annual meeting, except in certain specified circumstances. Stockholders giving notice of director nominations or submitting proposals also are required to meet eligibility criteria and other requirements specified in the amended By-Laws. The amendments further specify that annual meetings and special meetings held in lieu of annual meetings may be held only for those purposes prescribed by law or the Corporation's Articles of Organization or By-Laws or for purposes that may be specified by the Board of Directors, and also that the only business that may be conducted at such meetings of stockholders is that which is specified in the Corporation's notice of meeting or approved by the Chairman of the meeting or the Board of Directors.

    The By-Law amendments increase from 40% to 66 2/3% the percentage of outstanding stock required to call a special meeting of stockholders and require that the business to be conducted at a special meeting be specified in the Corporation's notice of meeting.

    The amended By-Laws also expressly recognize the power of the Board of Directors to postpone any meeting of stockholders or to cancel any special meeting of the stockholders, other than a special meeting called at the request of the requisite number of stockholders, and give the Chairman of the meeting (or a majority of the shares present and represented) the power to adjourn or dissolve a meeting, whether or not there is a quorum. In addition, the By-Law amendments formally change from the second Thursday to the fourth Thursday of April the date on which annual meetings are held, unless the Board of Directors selects another date for the meeting.

    A complete copy of the amended By-Laws was filed with the Securities and Exchange Commission on November 10, 1994, as an exhibit to the Corporation's Form 10-Q for the quarter ended September 30, 1994.

                 STOCKHOLDER PROPOSALS AT 1996 ANNUAL MEETING
    If any stockholder of the Corporation intends to present a proposal at the 1996 Annual Meeting of Stockholders and desires that it be considered for inclusion in the Corporation's proxy statement and form of proxy for that meeting, it must be received by the Corporation at 175 Federal Street, Boston, Massachusetts 02110, no later than November 20, 1995. Any proposal to be presented at the Annual Meeting also must comply with the requirements, including timing, specified in the Corporation's By-Laws.

                                   GENERAL
    While the Notice of Meeting calls for transaction of such other business as may be in furtherance of, or incidental to, the matters described in the Notice, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth above. The enclosed proxy gives discretionary authority, however, in the event that any additional matters should be presented.

    IN ADDITION TO THE CORPORATION'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON STOCK MAY OBTAIN A COPY OF THE CORPORATION'S FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1994, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF THE CORPORATION'S FORM 10-K SHOULD BE ADDRESSED TO MICHAEL W. VASILY, EXECUTIVE VICE PRESIDENT AND TREASURER, BAYBANKS, INC., 175 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110.

                                               ILENE BEAL, Secretary and Clerk

                                    APPENDIX

                                     PROXY

                                 BAYBANKS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned, revoking all prior proxies, hereby appoints John A. Cervieri, Jr., Thomas R. Piper, and Glenn P. Strehle, and each of them, with full power of substitution to each, proxies to represent the undersigned at the Annual Meeting of Stockholders of BayBanks, Inc., to be held at the offices of BayBank Systems, Inc., One Baybank Technology Place, Waltham, Massachusetts at 10:00 A.M. on April 27, 1995, and at any adjournment thereof, and to vote as designated on the reverse all shares of stock of BayBanks, Inc. that the undersigned would be entitled to vote at said meeting. A majority of said proxies present and acting at the meeting (or, if only one shall be present and acting, then that one) may exercise all the powers granted hereby. SAID PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                                                                     SEE REVERSE
                                                                            SIDE

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.


1. ELECTION OF DIRECTORS           Each stockholder should specify by a mark in
NOMINEES:  William M. Crozier,     the appropriate box how he wishes his shares
           Robert L. Gable,        voted.
           Norman E. MacNeil,
           Glenn P. Strehle        IF NO SPECIFICATION IS MADE, SHARES WILL BE
          FOR       AGAINST        VOTED FOR THE ELECTION OF THE ABOVE DIRECTORS
          [ ]         [ ]           [ ] MARK HERE FOR ADDRESS CHANGE AND NOTE
                                        BELOW

[ ] --------------------------
For all nominees except as noted above




                                   Please sign, date, and return by April 27, 1995. If signing as attorney or for an estate, trust or corporation, title or capacity should be stated.

                                   Signature:------------------- Date----------

                                   Signature:------------------- Date----------